AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2014 EARNINGS ANNOUNCEMENT
November 21, 2013
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 21, 2013 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Third Quarter Fiscal 2014 Overview

Our third quarter was marked by continued strong growth in suites and solid execution in our Architecture, Engineering and Construction (AEC) and Manufacturing business segments. Both Europe, Middle East and Africa (EMEA) and Asia Pacific (APAC) experienced solid growth on a constant currency basis and revenue from emerging countries returned to year-over-year growth.

Third quarter performance included:

•
Revenue was $555 million, an increase of 1 percent compared to the third quarter last year as reported, and increased 4 percent on a constant currency basis. Revenue decreased 1 percent compared to the second quarter of fiscal 2014 as reported, and on a constant currency basis.

•	GAAP operating margin was 12 percent, compared to 6 percent in the third quarter last year and 15 percent in the second quarter of fiscal 2014.

•	Non-GAAP operating margin was 22 percent, compared to 27 percent in the third quarter last year and 24 percent in the second quarter of fiscal 2014.

•	GAAP diluted earnings per share were $0.25, compared to $0.13 in the third quarter last year and $0.27 in the second quarter of fiscal 2014.

•	Non-GAAP diluted earnings per share were $0.41, compared to $0.47 in the third quarter last year and $0.45 in the second quarter of fiscal 2014.

•	Deferred revenue increased 7 percent to $766 million, compared to $714 million in the third quarter last year and decreased 5 percent compared to the second quarter of fiscal 2014.

•	Cash flow from operating activities was $91 million, compared to $157 million in the third quarter last year and $65 million in the second quarter of fiscal 2014.

Revenue Analysis

(in millions)	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Total net revenue (1)	$548	$607	$570	$562	$555
License and other revenue (2)	$310	$365	$324	$313	$298
Subscription revenue (2)	$238	$242	$247	$249	$258
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) Effective in the first quarter of fiscal 2014, Autodesk reclassified certain revenue associated with cloud service offerings from
"License and Other Revenue" to "Subscription Revenue." Prior period amounts have been revised to conform to the current period presentation. Subscription revenue includes maintenance and cloud-based revenue.

Total net revenue for the third quarter increased 1 percent to $555 million, as compared to the third quarter last year as reported, and increased 4 percent on a constant currency basis. Total net revenue for the third quarter decreased 1 percent sequentially as reported, and on a constant currency basis.

At the start of the fiscal year we made a strategic decision to begin shifting our education business from selling to granting our software licenses in select regions and to key partners.  We plan to expand upon this transition over time. The net financial impact of this change is a drag of approximately 2 percentage points of total revenue growth for the third quarter, with particular impact in the Americas.

License and other revenue decreased 4 percent to $298 million, as compared to the third quarter last year, and decreased 5 percent sequentially.

Subscription revenue increased 8 percent to $258 million, as compared to the third quarter last year, and increased 4 percent sequentially.

Net subscription billings (includes maintenance and cloud service billings) increased 11 percent compared to the third quarter last year. The increase is related primarily to an increase in multi-year maintenance subscriptions (related to a pricing change in the third quarter last year, which drove early renewal activity in the second quarter of last year), and the increase in Suites sales, which have higher maintenance subscription prices.

Net subscription billings increased 5 percent sequentially. The sequential increase is related primarily to multi-year maintenance subscriptions.

Revenue by Geography

(in millions)	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Americas	$209	$221	$202	$202	$208
EMEA	$196	$238	$216	$202	$204
Asia Pacific	$142	$148	$152	$158	$143

Emerging Economies	$80	$84	$75	$86	$84
Emerging as a percentage of Total Revenue	15%	14%	13%	15%	15%

Revenue in the Americas decreased 1 percent to $208 million, as compared to the third quarter last year as reported, and was flat on a constant currency basis. A slight decline in the U.S. and parts of Latin America was partially offset by growth in Canada. Revenue in the Americas was impacted by a decrease in revenue from the education vertical (as noted above), as well as the U.S. government shutdown. Normalizing for theses items, revenue in the Americas would have experienced year-over-year growth. Revenue from the Americas increased 3 percent sequentially as reported, and on a constant currency basis.

Revenue in EMEA increased 4 percent to $204 million, as compared to the third quarter last year as reported, and 5 percent on a constant currency basis. Year-over-year results were driven primarily by strength in northern Europe. EMEA revenue increased 1 percent sequentially as reported, and was flat on a constant currency basis.

Revenue in APAC remained flat at $143 million, as compared to the third quarter last year as reported, and increased 7 percent on a constant currency basis. Growth on a constant currency basis was widespread across APAC, including Japan, which typically represents over 40 percent of APAC's revenue. Revenue in APAC decreased 10 percent sequentially as reported, and 9 percent on a constant currency basis.

Revenue from emerging economies increased 6 percent to $84 million, as compared to the third quarter last year as reported, and on a constant currency basis. Among the BRIC countries, growth was led by strong results in China. Revenue from emerging economies decreased 2 percent sequentially as reported, and 3 percent on a constant currency basis.

Revenue by Product Type

(in millions)	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Flagship *	$302	$331	$312	$289	$275
Suites *	$164	$188	$176	$193	$199
New and Adjacent *	$81	$89	$82	$80	$82
____________
* The 2013 quarterly product category revenue amounts have been updated to conform with the current period's presentation.

As we have previously discussed, our customers continue to migrate to our Design and Creation Suites. As a result, revenue for many of our stand-alone products is decreasing, which impacts the growth of both Flagship and New and Adjacent categories.

Revenue from Flagship products decreased 9 percent to $275 million, compared to the third quarter last year, and 5 percent sequentially. The year-over-year decline in Flagship was driven primarily by decreases in AutoCAD LT and AutoCAD, reflecting customer migration to our suites and weakness in our volume channels.

Revenue from Suites was $199 million, or 36 percent of total revenue. Revenue from Suites increased 21 percent compared to the third quarter last year, and 3 percent sequentially. Year-over-year growth in Suites was broad based, and was led by strong growth in AEC suites.

Revenue from New and Adjacent products was $82 million, flat compared to the third quarter last year, and increased 3 percent sequentially.

Revenue by Business Segment

(in millions)	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Platform Solutions and Emerging Business*	$203	$197	$213	$197	$183
Architecture, Engineering and Construction*	$165	$208	$172	$177	$186
Manufacturing	$132	$155	$139	$144	$142
Media and Entertainment	$48	$47	$47	$43	$44
____________
* The 2013 quarterly segment revenue amounts have been updated to conform with the current period's presentation.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment decreased 10 percent to $183 million, compared to the third quarter last year, and 7 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $159 million, a decrease of 11 percent compared to the third quarter last year, and 8 percent sequentially. The decrease in AutoCAD in part reflects customer migration to our Design and Creation Suites. The decrease in AutoCAD LT, in part, reflects weakness in our volume channels. Revenue from PSEB suites decreased 5 percent compared to the third quarter last year and 3 percent sequentially. Strong year-over-year growth in AutoCAD Suites was more than offset by a decline in education suites related to our change in strategy within the education vertical (as noted previously).

Revenue from our AEC business segment increased 13 percent to $186 million, compared to the third quarter last year, and 5 percent sequentially. Revenue from our AEC suites increased 42 percent compared to the third quarter last year, and 9 percent sequentially. All AEC suites grew on a year-over-year basis, led by strong growth in Building Design Suites and Infrastructure Design Suites.

Revenue from our Manufacturing business segment increased 8 percent to $142 million, compared to the third quarter last year, and decreased 1 percent sequentially. Revenue from our Manufacturing suites increased 11 percent compared to the third quarter last year, and decreased 4 percent sequentially. The year-over-year growth in our manufacturing segment was primarily the result of growth in manufacturing suites, partially offset by declines in stand-alone products.

Revenue from our Media and Entertainment (M&E) business segment decreased 9 percent to $44 million, compared to the third quarter last year and increased 1 percent sequentially. Revenue from our Animation products, including Maya, 3ds Max, and our Entertainment Creation Suites, decreased 5 percent compared to the third quarter last year, and increased 3 percent sequentially. Revenue from Creative Finishing decreased 22 percent compared to the third quarter last year, and 3 percent sequentially. The decrease in M&E revenue is related primarily to a general decrease in the M&E industry end-market demand, as well as the planned inclusion of our M&E products in other Autodesk industry suites.

Foreign Currency Impact

(in millions)	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
FX Impact on Total Revenue	$(10)	$(15)	$(17)	$(17)	$(13)
FX Impact on Cost of Revenue and Operating Expenses	$7	$1	$5	$4	$3
FX Impact on Operating Income	$(3)	$(14)	$(12)	$(13)	$(10)

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $13 million unfavorable on revenue and $3 million favorable on cost of revenue and operating expenses.

Compared to the second quarter of fiscal 2014, the impact of foreign currency exchange rates and hedging was $1 million favorable on revenue and $1 million unfavorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Cash Flows from Operating Activities	$157	$156	$224	$65	$91
Capital Expenditures	$17	$12	$26	$17	$12
Depreciation, Amortization and Accretion	$35	$35	$33	$32	$31
Total Cash and Marketable Securities	$1,737	$2,365	$2,480	$2,408	$2,479
Days Sales Outstanding	49	74	46	49	50
Deferred Revenue	$714	$835	$851	$806	$766

Total cash and investments at the end of the third quarter was approximately $2.5 billion. Approximately 75 percent of the total cash and investments is located offshore and will fluctuate subject to business needs.

During the third quarter, Autodesk used $79 million to repurchase approximately 2 million shares of common stock at an average repurchase price of $39.37 per share. Through this stock repurchase program, Autodesk remains committed to returning excess cash to our stockholders and reducing shares outstanding over time.

Cash flow from operating activities during the third quarter was $91 million, a decrease of 42 percent compared to the third quarter last year and an increase of 39 percent sequentially. The year-over-year decrease is primarily related to prior year changes in accounts receivable. The sequential increase is primarily related to seasonal changes in various operating assets and liabilities. For the first nine months of fiscal 2014, cash flow from operating activities decreased 6 percent to $380 million, as compared to the first nine months of fiscal 2013.

Days sales outstanding (DSO) was 50 days, which was an increase of 1 day as compared to the third quarter last year and sequentially.

Deferred revenue was $766 million, an increase of 7 percent compared to the third quarter last year and a decrease of 5 percent sequentially.  The year-over-year increase is primarily related to a net increase in subscription billings over the past four quarters.  The sequential decrease in deferred revenue is primarily related to typical seasonality.

Backlog was $2 million, flat compared to the third quarter last year and sequentially. At the end of the third quarter, channel inventory remained approximately one week.

Margins and EPS Review

	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Gross Margin
Gross Margin - GAAP	89%	90%	88%	88%	88%
Gross Margin - Non-GAAP	91%	92%	90%	90%	90%
Operating Expenses (in millions)
Operating Expenses - GAAP	$456	$460	$422	$410	$420
Operating Expenses - Non-GAAP	$355	$404	$378	$370	$378
Operating Margin
Operating Margin - GAAP	6%	14%	14%	15%	12%
Operating Margin - Non-GAAP	27%	25%	24%	24%	22%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.13	$0.32	$0.24	$0.27	$0.25
Diluted Net Income Per Share - Non-GAAP	$0.47	$0.53	$0.42	$0.45	$0.41

GAAP gross margin in the third quarter was 88 percent. Non-GAAP gross margin in the third quarter was 90 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to higher cloud and subscription-related costs.

GAAP operating expenses decreased 8 percent year-over-year primarily related to lower restructuring and stock-based compensation charges. The year-over-year decrease in GAAP operating expenses led to a 600 basis point improvement in the GAAP operating margin, which was 12 percent. GAAP operating expenses increased 2 percent sequentially primarily from higher marketing costs. The sequential increase in GAAP operating expenses led to an approximate 260 basis points decrease GAAP operating margin. Foreign currency exchange had a negative impact on GAAP operating margin of approximately 130 basis points, compared to the third quarter last year.

Non-GAAP operating expenses increased 7 percent year-over-year primarily related to higher employee related costs and professional fees. Non-GAAP operating expenses increased 2 percent sequentially primarily related to higher professional fees.

Non-GAAP operating margin was 22 percent and decreased approximately 470 basis points compared to the third quarter last year driven by higher employee related costs and foreign currency exchange headwinds. Foreign currency exchange had a negative impact on non-GAAP operating margin of approximately 110 basis points. Non-GAAP operating margin decreased approximately 230 basis points sequentially, primarily related to lower revenue and higher professional fees.

The third quarter effective tax rate was 17 percent and 23 percent for GAAP and non-GAAP, respectively. The GAAP effective tax rate was lower than expected due to the geographic mix of earnings and discrete items. The non-GAAP tax rate was lower than expected primarily due to the geographic mix of earnings and the impact of a lower rate for prior quarters.

GAAP earnings per diluted share for the third quarter were $0.25. Non-GAAP earnings per diluted share for the third quarter were $0.41.

The share count used to compute basic net income per share was 223.1 million. The share count used to compute diluted net income per share was 227.7 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk's business outlook for the fourth quarter and full year fiscal 2014 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment, and interest expense related to Autodesk's $750 million debt offering in December 2012.

Fourth Quarter Fiscal 2014

Q4 FY14 Guidance Metrics (1)	Q4 FY14 (ending January 31, 2014)
Revenue (in millions)	$560 - $580
EPS GAAP	$0.09 - $0.16
EPS Non-GAAP (2)	$0.29 - $0.36
_______________
(1)Includes impact of approximately $50 million from business model transition as revenue that would have otherwise been recognized during this period will be deferred. Deferred revenue is expected to increase by an equivalent amount related to this transition.
(2) Non-GAAP earnings per diluted share exclude $0.11 related to stock-based compensation expense, $0.07 for the amortization of acquisition related intangibles, and $0.02 related to restructuring charges.

The majority of the projected euro, yen and Australian dollar denominated net revenue for our fourth quarter fiscal 2014 has been hedged, which should materially reduce the impact of currency fluctuations on our fourth quarter results. However, over an extended period of time, currency fluctuations will increasingly impact our results. We also hedge certain expenses as noted below. We hedge our net exposures using a four quarter rolling layered hedge program. As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2014 has been hedged. The closer to the current time period, the more we are hedged. See below for more details on our foreign currency hedging program.

Full Year Fiscal 2014

FY14 Guidance Metrics (1)	FY14 (ending January 31, 2014)
Revenue (in millions)	$2,247 - $2,267
EPS GAAP	$0.84 - $0.90
EPS Non-GAAP (2)	$1.55 - $1.61
_______________
(1) Includes impact of approximately $50 million from business model transition as revenue that would have otherwise been recognized during this period will be deferred. Deferred revenue is expected to increase by an equivalent amount related to this transition.
(2) Non-GAAP earnings per diluted share exclude $0.41 related to stock-based compensation expense, $0.26 for the amortization of acquisition related intangibles, and $0.04 related to restructuring charges.

Both the fourth quarter and full year fiscal 2014 outlook assume annual effective tax rates of approximately 22 percent and approximately 25 percent for GAAP and non-GAAP results, respectively. These rates do not include one-time discrete items but do reflect the extension of the federal R&D tax credit benefit through December 31, 2013.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Maya®
•Plant 3D
•Revit® products (standalone)

“Suites” include the following product classes:

•AutoCAD® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites
•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault products
•All other products

Glossary of Terms

License and Other revenue: License and other revenue consists of two components: all forms of product license revenue and other revenue. Product license revenue includes: software license revenue from the sale of new seat licenses and upgrades. Other revenue consists of revenue from Creative Finishing, consulting and training services.

Subscription revenue: Our subscription revenue consists of two components: maintenance revenue for our software products and revenue for our cloud service offerings, including Autodesk 360.

Maintenance: Our maintenance program provides our commercial and educational customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding revenue growth, managing expenses while making essential investments, demand for and adoption of cloud and mobile-based services, business model evolution, trends (including by geography, product, product type, and end user), the impact of general seasonality on the timing of future revenues, the impact of foreign exchange hedges, statements regarding the impact of our strategic decision regarding our education business and other statements regarding our strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to maintain cost reductions and productivity increases or otherwise control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2013 and Forms 10-Q for the quarters ended April 30 and July 31, 2013, which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2013 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2014	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$570	$562	$555		$1,687
License and Other Revenue	$324	$313	$298		$934
Subscription Revenue	$247	$249	$258		$753

GAAP Gross Margin	88%	88%	88%		88%
Non-GAAP Gross Margin (1)(2)	90%	90%	90%		90%

GAAP Operating Expenses	$422	$410	$420		$1,252
GAAP Operating Margin	14%	15%	12%		14%
GAAP Net Income	$56	$62	$58		$175
GAAP Diluted Net Income Per Share (b)	$0.24	$0.27	$0.25		$0.77

Non-GAAP Operating Expenses (1)(3)	$378	$370	$378		$1,126
Non-GAAP Operating Margin (1)(4)	24%	24%	22%		23%
Non-GAAP Net Income (1)(5)(c)	$96	$102	$94		$292
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.42	$0.45	$0.41		$1.28

Total Cash and Marketable Securities	$2,480	$2,408	$2,479		$2,479
Days Sales Outstanding	46	49	50		50

Capital Expenditures	$26	$17	$12		$55
Cash Flow from Operating Activities	$224	$65	$91		$380
GAAP Depreciation, Amortization and Accretion	$33	$32	$31		$96

Deferred Subscription Revenue Balance (c)	775	736	699		699

Revenue by Geography:
Americas	$202	$202	$208		$612
Europe, Middle East and Africa	$216	$202	$204		$622
Asia Pacific	$152	$158	$143		$453
% of Total Rev from Emerging Economies	13%	15%	15%		15%

Revenue by Segment:
Platform Solutions and Emerging Business	$213	$197	$183		$593
Architecture, Engineering and Construction	$172	$177	$186		$535
Manufacturing	$139	$144	$142		$425
Media and Entertainment	$47	$43	$44		$134

Other Revenue Statistics:
% of Total Rev from Flagship	55%	51%	50%		52%
% of Total Rev from Suites	31%	34%	36%		34%
% of Total Rev from New and Adjacent	14%	14%	15%		14%
% of Total Rev from AutoCAD and AutoCAD LT	34%	31%	29%		31%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(17)	$(17)	$(13)		$(47)
FX Impact on Cost of Revenue and Total Operating Expenses	$5	$4	$3		$13
FX Impact on Operating Income	(12)	(13)	(10)		(34)

Gross Margin by Segment:
Platform Solutions and Emerging Business	$195	$180	$166		$541
Architecture, Engineering and Construction	$156	$161	$169		$485
Manufacturing	$128	$132	$130		$390
Media and Entertainment	$37	$34	$35		$106
Unallocated amounts	$(12)	$(12)	$(12)		$(37)

Common Stock Statistics (in millions):
Common Shares Outstanding	224.4	222.5	224.6		224.6
Fully Diluted Weighted Average Shares Outstanding	229.3	228.3	227.7		228.6
Shares Repurchased	3.2	3.1	2.0		8.3

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
(2) GAAP Gross Margin	88%	88%	88%		88%
Stock-based compensation expense	—%	—%	—%		—%

Amortization of developed technology	2%	2%	2%		2%
Non-GAAP Gross Margin	90%	90%	90%		90%

(3) GAAP Operating Expenses	$422	$410	$420		$1,252
Stock-based compensation expense	(32)	(30)	(30)		(92)
Amortization of customer relationships and trade names	(11)	(9)	(7)		(28)
Restructuring (charges) benefits, net	—	(2)	(4)		(7)
Non-GAAP Operating Expenses	$378	$370	$378		$1,126

(4) GAAP Operating Margin	14%	15%	12%		14%
Stock-based compensation expense	6%	6%	6%		6%
Amortization of developed technology	2%	2%	2%		2%
Amortization of customer relationships and trade names	2%	1%	1%		1%
Restructuring charges (benefits), net	—%	—%	1%		—%
Non-GAAP Operating Margin	24%	24%	22%		23%

(5) GAAP Net Income	$56	$62	$58		$175
Stock-based compensation expense	34	31	32		96
Amortization of developed technology	11	11	11		33
Amortization of customer relationships and trade names	11	9	7		28
Restructuring charges (benefits), net	—	2	4		7
(Gain) loss on strategic investments	1	—	—		1
Discrete GAAP tax provision items	(1)	1	(3)		(2)
Income tax effect of non-GAAP adjustments	(15)	(14)	(14)		(44)
Non-GAAP Net Income	$96	$102	$94		$292

(6) GAAP Diluted Net Income Per Share	$0.24	$0.27	$0.25		$0.77
Stock-based compensation expense	0.15	0.14	0.14		0.42
Amortization of developed technology	0.05	0.05	0.04		0.14
Amortization of customer relationships and trade names	0.05	0.04	0.03		0.12
Restructuring charges (benefits), net	—	0.01	0.02		0.03
(Gain) loss on strategic investments	—	—	—		—
Discrete GAAP tax provision items	—	—	(0.01)		(0.01)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.06)		(0.19)
Non-GAAP Diluted Net Income Per Share	$0.42	$0.45	$0.41		$1.28

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$589	$569	$548	$607	$2,312
License and Other Revenue (c)	$355	$334	$310	$365	$1,364
Subscription Revenue (c)	$233	$235	$238	$242	$948

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	92%	91%	91%	92%	92%

GAAP Operating Expenses	$436	$416	$456	$460	$1,768
GAAP Operating Margin	16%	16%	6%	14%	13%

GAAP Net Income	$79	$65	$29	$75	$248
GAAP Diluted Net Income Per Share (b)	$0.34	$0.28	$0.13	$0.32	$1.07

Non-GAAP Operating Expenses (1)(3)	$396	$376	$355	$404	$1,531
Non-GAAP Operating Margin (1)(4)	25%	25%	27%	25%	25%
Non-GAAP Net Income (1)(5)(c)	$109	$111	$109	$121	$450
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.47	$0.48	$0.47	$0.53	$1.94

Total Cash and Marketable Securities	$1,796	$1,717	$1,737	$2,365	$2,365
Days Sales Outstanding	46	58	49	74	74
Capital Expenditures	$12	$17	$17	$12	$56
Cash Flow from Operating Activities	$139	$107	$157	$156	$559
GAAP Depreciation, Amortization and Accretion	$29	$29	$35	$35	$128

Deferred Subscription Revenue Balance (c)	$658	$687	$648	$753	$753

Revenue by Geography:
Americas	$208	$199	$209	$221	$836
Europe, Middle East and Africa	$224	$210	$196	$238	$869
Asia Pacific	$157	$161	$142	$148	$608
% of Total Rev from Emerging Economies	14%	15%	15%	14%	14%

Revenue by Segment:
Platform Solutions and Emerging Business (c)	$227	$216	$203	$197	$843
Architecture, Engineering and Construction (c)	$166	$163	$165	$208	$701
Manufacturing	$146	$141	$132	$155	$574
Media and Entertainment	$51	$49	$48	$47	$194

Other Revenue Statistics (c):
% of Total Rev from Flagship (d)	58%	57%	55%	54%	56%
% of Total Rev from Suites	28%	29%	30%	31%	30%
% of Total Rev from New and Adjacent (d)	14%	14%	15%	15%	15%
% of Total Rev from AutoCAD and AutoCAD LT	35%	34%	33%	29%	33%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$14	$(1)	$(10)	$(15)	$(12)
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)	$6	$7	$1	$12
FX Impact on Operating Income	$12	$5	(3)	$(14)	$—

Gross Margin by Segment (c):
Platform Solutions and Emerging Business	$214	$202	$190	$182	$788
Architecture, Engineering and Construction	$151	$149	$151	$192	$643
Manufacturing	$134	$130	$122	$145	$531
Media and Entertainment	$42	$39	$38	$38	$157
Unallocated amounts	$(11)	$(11)	$(11)	$(12)	$(45)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.7	226.7	224.5	223.6	223.6
Fully Diluted Weighted Average Shares Outstanding	234.1	232.1	229.9	229.6	231.7
Shares Repurchased	2.5	3.4	4.0	2.6	12.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.
(d) The first three quarters of 2013 percentages have been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	92%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$436	$416	$456	$460	$1,768
Stock-based compensation expense	(32)	(32)	(51)	(36)	(151)
Amortization of customer relationships and trade names	(8)	(8)	(14)	(13)	(42)
Restructuring (charges) benefits, net	—	—	(37)	(7)	(44)
Non-GAAP Operating Expenses	$396	$376	$355	$404	$1,531

(4) GAAP Operating Margin	16%	16%	6%	14%	13%
Stock-based compensation expense	6%	6%	10%	6%	7%
Amortization of developed technology	2%	2%	2%	2%	1%
Amortization of customer relationships and trade names	1%	1%	2%	2%	2%
Restructuring charges (benefits), net	—%	—%	7%	1%	2%
Non-GAAP Operating Margin	25%	25%	27%	25%	25%

(5) GAAP Net Income	$79	$65	$29	$75	$248
Stock-based compensation expense	33	34	52	38	156
Amortization of developed technology	10	10	10	10	40
Amortization of customer relationships and trade names	8	8	14	13	42
Restructuring charges (benefits), net	—	—	37	7	44
(Gain) loss on strategic investments (7)	(1)	5	—	—	4
Discrete GAAP tax provision items	(6)	3	(16)	(8)	(27)
Income tax effect of non-GAAP adjustments	(14)	(12)	(17)	(14)	(57)
Non-GAAP Net Income	$109	$111	$109	$121	$450

(6) GAAP Diluted Net Income Per Share	$0.34	$0.28	$0.13	$0.32	$1.07
Stock-based compensation expense	0.14	0.15	0.23	0.16	0.67
Amortization of developed technology	0.04	0.04	0.04	0.05	0.18
Amortization of customer relationships and trade names	0.03	0.03	0.06	0.05	0.18
Restructuring charges (benefits), net	—	—	0.15	0.03	0.18
(Gain) loss on strategic investments (7)	—	0.02	—	—	0.02
Discrete GAAP tax provision items	(0.03)	0.01	(0.07)	(0.02)	(0.12)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.07)	(0.06)	(0.24)
Non-GAAP Diluted Net Income Per Share	$0.47	$0.48	$0.47	$0.53	$1.94

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.